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                                                                      Exhibit 15


                   Acknowledgment of Independent Accountants



Stockholders and Board of Directors
OM Group, Inc.

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the OM Group, Inc. 1998 Long-Term Incentive Compensation Plan for the registration of 2,000,000 shares of its common stock of our reports dated May 10, 2000 and August 11, 2000 relating to the unaudited condensed consolidated interim financial statements of OM Group, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2000 and June 30, 2000.


                                           /s/ Ernst & Young LLP



Cleveland, Ohio
October 2, 2000